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Exhibit 18.       Letter re change in accounting principles

     February 11, 2000

     Venture Lending & Leasing II, Inc.

     Re:  Form 10-Q Report for the quarter ended December 31, 1999

     Gentlemen/Ladies:

     This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

     We have been informed that, as of July 1, 1999 the Company changed its method of accounting for its incentive management fee. The previous method was to record the incentive management fee as the Company became legally obligated. The new method is to record the fee based on the Company's current income. According to the management of the Company, this change was made to more closely match the incentive fee to current performance.

     A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

     We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

     We have not audited the application of this change to the financial statements of any period subsequent to June 30, 1999. Further, we have not examined and do not express any opinion with respect to your financial statements for the six months ended December 30, 1999.

     Very truly yours,

     ARTHUR ANDERSEN LLP